UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 10)*

Star Bulk Carriers Corp.
(Name of Issuer)

Common Shares, par value $0.01 per share
(Title of Class of Securities)

Y8162K121
(CUSIP Number)

Todd E. Molz Managing Director and General Counsel Oaktree Capital Group Holdings GP, LLC 333 South Grand Avenue, 28th Floor Los Angeles, California 90071 (213) 830-6300
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

June 29, 2018
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See § 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. Y8162K121	SCHEDULE 13D	Page 2 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Value Opportunities Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,316,498 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
1,316,498 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,316,498 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.1% (2)

14	TYPE OF REPORTING PERSON
PN

(1)	In its capacity as the direct owner of 1,316,498 Common Shares of the Issuer.

(2)
Ownership percentages set forth in this Schedule 13D are based upon a total of 64,160,004 Common Shares of the Issuer issued and outstanding as of  June 11, 2018  as reported in the Issuer’s prospectus filed pursuant to Rule 424(b)(1) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission on June 26, 2018.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 3 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Value Opportunities Fund GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,316,498 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
1,316,498 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,316,498 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.1%

14	TYPE OF REPORTING PERSON
PN

(1)	Solely in its capacity as the general partner of Oaktree Value Opportunities Fund, L.P.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 4 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Value Opportunities Fund GP Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
1,316,498 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
1,316,498 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,316,498 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.1%

14	TYPE OF REPORTING PERSON
OO

(1)	Solely in its capacity as the general partner of Oaktree Value Opportunities Fund GP, L.P.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 5 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Opportunities Fund IX Delaware, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,397,106 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
2,397,106 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,397,106 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.7%

14	TYPE OF REPORTING PERSON
PN

(1)	Solely in its capacity as the direct owner of 2,397,106 Common Shares of the Issuer.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 6 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Fund GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
2,397,106 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
2,397,106 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,397,106 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.7%

14	TYPE OF REPORTING PERSON
OO

(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund IX Delaware, L.P.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 7 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Opportunities Fund IX (Parallel 2), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
OO (See Item 3)

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
22,016(1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
22,016(1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
22,016(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 0.1%

14	TYPE OF REPORTING PERSON
PN

(1)	Solely in its capacity as the direct owner of 22,016 Common Shares of the Issuer.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 8 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Opportunities Fund IX GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
22,016 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
22,016 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
22,016 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 0.1%

14	TYPE OF REPORTING PERSON
PN

(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund IX (Parallel 2), L.P.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 9 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Opportunities Fund IX GP, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
22,016 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
22,016 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
22,016 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 0.1%

14	TYPE OF REPORTING PERSON
OO

(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund IX GP, L.P.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 10 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Fund GP I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
15,180,927 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
15,180,927 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,180,927 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
23.7%

14	TYPE OF REPORTING PERSON
PN

(1)
Solely in its capacity as the (a) sole shareholder of each of Oaktree Value Opportunities Fund GP Ltd., Oaktree Opportunities Fund IX GP, Ltd. and Oaktree Opportunities Fund VIII GP Ltd. and (b) the managing member of Oaktree Fund GP, LLC.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 11 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Capital I, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
15,180,927 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
15,180,927 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,180,927 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
23.7%

14	TYPE OF REPORTING PERSON
PN

(1)	Solely in its capacity as the general partner of Oaktree Fund GP I, L.P.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 12 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
OCM Holdings I, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
15,180,927 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
15,180,927 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,180,927 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
23.7%

14	TYPE OF REPORTING PERSON
OO

(1)	Solely in its capacity as the general partner of Oaktree Capital I, L.P.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 13 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
15,180,927 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
15,180,927 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,180,927 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
23.7%

14	TYPE OF REPORTING PERSON
OO

(1)	Solely in its capacity as the managing member of OCM Holdings I, LLC.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 14 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
OCM XL Holdings L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
12,133,562 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
12,133,562 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
12,133,562 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
18.9%

14	TYPE OF REPORTING PERSON
PN

(1)	Solely in its capacity as the direct owner of 12,133,562 Common Shares of the Issuer.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 15 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Fund GP 2A Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
12,133,562 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
12,133,562 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
12,133,562 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
18.9%

14	TYPE OF REPORTING PERSON
OO

(1)	Solely in its capacity as the general partner of OCM XL Holdings L.P.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 16 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Fund GP II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
12,133,562 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
12,133,562 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
12,133,562 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
18.9%

14	TYPE OF REPORTING PERSON
PN

(1)	Solely in its capacity as the sole shareholder of Oaktree Fund GP 2A Ltd.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 17 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Capital II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
12,133,562 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
12,133,562 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
12,133,562 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
18.9%

14	TYPE OF REPORTING PERSON
PN

(1)	Solely in its capacity as the general partner of Oaktree Fund GP II, L.P.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 18 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Capital Management, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
24,925,963(1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
24,925,963(1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
24,925,963(1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
38.9%

14	TYPE OF REPORTING PERSON
PN

(1)
Solely in its capacity as the sole director of each of Oaktree Value Opportunities Fund GP Ltd., Oaktree Opportunities Fund IX GP Ltd., Oaktree Opportunities Fund VIII GP Ltd and Oaktree Fund GP 2A Ltd., and the managing member of OCM FIE, LLC.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 19 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Holdings, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
24,925,963 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
24,925,963 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
24,925,963 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
38.9%

14	TYPE OF REPORTING PERSON
CO

(1)	Solely in its capacity as the general partner of each of Oaktree Capital Management, L.P and Oaktree Capital II, L.P.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 20 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Capital Group, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
27,323,069 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
27,323,069 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
27,323,069 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
42.6%

14	TYPE OF REPORTING PERSON
OO

(1)	Solely in its capacity as the managing member of Oaktree Holdings, LLC and as the sole shareholder of Oaktree Holdings, Inc.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 21 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Capital Group Holdings GP, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
27,323,069 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
27,323,069 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
27,323,069 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
42.6%

14	TYPE OF REPORTING PERSON
OO

(1)	Solely in its capacity as the duly elected manager of Oaktree Capital Group, LLC.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 22 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Dry Bulk Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Marshall Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
11,445,307 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
11,445,307 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,445,307 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
17.8%

14	TYPE OF REPORTING PERSON
OO

(1)	In its capacity as the direct owner of 11,445,307 common shares of the Issuer.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 23 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Opportunities Fund VIII, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
11,445,307 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
11,445,307 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,445,307 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
17.8%

14	TYPE OF REPORTING PERSON
PN

(1)	Solely in its capacity as the controlling member of Oaktree Dry Bulk Holdings LLC.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 24 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Opportunities Fund VIII GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
11,445,307 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
11,445,307 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,445,307 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
17.8%

14	TYPE OF REPORTING PERSON
PN

(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund VIII, L.P.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 25 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
Oaktree Opportunities Fund VIII GP Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
Not applicable

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
11,445,307 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
11,445,307 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11,445,307 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
17.8%

14	TYPE OF REPORTING PERSON
OO

(1)	Solely in its capacity as the general partner of Oaktree Opportunities Fund VIII GP, L.P.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 26 of 37

1	NAME OF REPORTING PERSON OR
I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
OCM FIE, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a)	☐
			(b)	☐

3	SEC USE ONLY

4	SOURCE OF FUNDS
See Item 3.

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)			☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
8,580 (1)

	8	SHARED VOTING POWER
None

	9	SOLE DISPOSITIVE POWER
8,580 (1)

	10	SHARED DISPOSITIVE POWER
None

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,580 (1)

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES			☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
Less than 0.1%

14	TYPE OF REPORTING PERSON
PN

(1)	Solely in its capacity as the direct owner of 8,580 common shares of the Issuer.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 27 of 37

Item 1.	Security and Issuer.

This Amendment No. 10 (“Amendment No. 10”) is being filed by the undersigned to amend the Schedule 13D filed by the Reporting Persons (as hereinafter defined) on August 5, 2013, as amended by Amendment No. 1 thereto filed October 7, 2013, Amendment No. 2 thereto filed December 2, 2013, Amendment No. 3 thereto filed June 18, 2013, Amendment No. 4 thereto filed July 15, 2014, Amendment No. 5 thereto filed January 15, 2015, Amendment No. 6 thereto filed May 20, 2015, Amendment No. 7 thereto filed May 29, 2015, Amendment No. 8 thereto filed September 29, 2016 and Amendment No. 9 thereto filed February 6, 2017 (as so amended, the “Schedule 13D”) with respect to the common shares, par value $0.01 per share (the “Common Shares”) of Star Bulk Carriers Corp., a Republic of the Marshall Islands corporation (the “Issuer”). The address of the principal executive offices of the Issuer is c/o Star Bulk Management Inc., 40 Agiou Konstantinou Street, 15124 Maroussi, Athens, Greece.

As of July 18, 2018, as reflected in this Schedule 13D, the Reporting Persons beneficially owned that number of Common Shares (the “Subject Shares”), set forth on the cover pages hereto, which information is hereby incorporated by reference into this Item 1.

Item 2.	Identity and Background

No material change.

Item 3.	Source and Amount of Funds or Other Consideration

No material change.

Item 4.	Purpose of Transaction

No material change.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 28 of 37

Item 5.	Interest in Securities of the Issuer

Item 5 is hereby amended and restated in its entirety as follows:

“(a) and (b)

The information contained on the cover pages of this Schedule 13D is hereby incorporated by reference into this Item 5.

On June 26, 2018, Dry Bulk Holdings sold an aggregate of 5,000,000 Common Shares pursuant to an underwritten offering (the “Offering”), as described in the Issuer’s prospectus filed pursuant to Rule 424(b)(1) of the Securities Act of 1933, as amended, with the Securities and Exchange Commission on June 26, 2018 (the “Prospectus”) and the Underwriting Agreement (as defined below). Following the Offering, the Reporting Persons are the beneficial owners of an aggregate of 27,323,069 Common Shares, representing approximately 42.6% of the outstanding Common Shares of the Issuer.

Ownership percentages set forth in this Schedule 13D are based upon a total of 64,160,004 Common Shares issued and outstanding as of June 11, 2018, as reported in the Prospectus.

VOF directly holds 1,316,498 Common Shares, representing approximately 2.1% of the issued and outstanding Common Shares, and has the sole power to vote and dispose of such Common Shares.

VOF GP, in its capacity as the general partner of VOF, has the ability to direct the management of VOF’s business, including the power to vote and dispose of securities held by VOF; therefore, VOF GP may be deemed to beneficially own VOF’s Subject Shares.

VOF GP Ltd., in its capacity as the general partner of VOF GP, has the ability to direct the management of VOF GP’s business, including the power to direct the decisions of VOF GP regarding the voting and disposition of securities held by VOF; therefore, VOF GP Ltd. may be deemed to have indirect beneficial ownership of VOF’s Subject Shares.

Fund IX directly holds 2,397,106 Common Shares, representing approximately 3.7% of the issued and outstanding Common Shares, and has the sole power to vote and dispose of such Common Shares.

GP LLC, in its capacity as the general partner of Fund IX, has the ability to direct the management of Fund IX's business, including the power to direct the decisions of Fund IX regarding the voting and disposition of securities held by Fund IX; therefore, GP LLC may be deemed to have indirect beneficial ownership of Fund IX’s Subject Shares.

Parallel 2 directly holds 22,016 Common Shares, representing less than 0.1% of the issued and outstanding Common Shares, and has the sole power to vote and dispose of such Common Shares.

IX GP, in its capacity as the general partner of Parallel 2, has the ability to direct the management of Parallel 2’s business, including the power to vote and dispose of securities held by Parallel 2; therefore IX GP may be deemed to beneficially own Parallel 2’s Subject Shares.

IX Ltd., in its capacity as the general partner of IX GP, has the ability to direct the management of IX GP’s business, including the power to direct the decisions of IX GP regarding the voting and disposition of securities held by Parallel 2; therefore IX Ltd. may be deemed to have indirect beneficial ownership of Parallel 2’s Subject Shares.

Dry Bulk Holdings directly holds 11,445,307 Common Shares, representing, approximately 17.8% of the issued and outstanding Common Shares, and has the sole power to vote and dispose of such Common Shares.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 29 of 37

Fund VIII, in its capacity as the controlling member of Dry Bulk Holdings, has the ability to direct the management of Dry Bulk Holdings’ business, including the power to vote and dispose of securities held by Dry Bulk Holdings; therefore, Fund VIII may be deemed to beneficially own Dry Bulk Holdings’ Subject Shares.

VIII GP, in its capacity as the general partner of Fund VIII, has the ability to direct the management of Fund VIII’s business, including the power to direct the decisions of Fund VIII regarding the voting and disposition of securities held by Dry Bulk Holdings; therefore, VIII GP may be deemed to have indirect beneficial ownership of Dry Bulk Holdings’ Subject Shares.

VIII Ltd., in its capacity as the general partner of VIII GP, has the ability to direct the management of VIII GP’s business, including the power to direct the decisions of Fund VIII regarding the voting and disposition of securities held by Dry Bulk Holdings; therefore, VIII Ltd. may be deemed to have indirect beneficial ownership of Dry Bulk Holdings’ Subject Shares.

GP I, (i) in its capacity as the sole shareholder of each of VOF GP Ltd., IX Ltd. and VIII Ltd., has the ability to appoint and remove the directors and direct the management of the business of each of VOF GP Ltd., IX Ltd. and VIII Ltd., and (ii) in its capacity as the managing member of GP LLC, has the ability to direct the management of GP LLC’s business, including the power to direct the decisions of GP LLC regarding the voting and disposition of securities held by Fund IX; therefore, GP I may be deemed to have indirect beneficial ownership of the Subject Shares.

Capital I, in its capacity as the general partner of GP I, has the ability to direct the management of GP I’s business, including the power to direct the decisions of GP I regarding the voting and disposition of securities held by VOF, Fund IX, Parallel 2 and Dry Bulk Holdings; therefore, Capital I may be deemed to have indirect beneficial ownership of the Subject Shares.

Holdings I, in its capacity as the general partner of Capital I, has the ability to direct the management of Capital I’s business, including the power to direct the decisions of Capital I regarding the voting and disposition of securities held by VOF, Fund IX, Parallel 2 and Dry Bulk Holdings; therefore, Holdings I may be deemed to have indirect beneficial ownership of the Subject Shares.

Holdings, in its capacity as the managing member of Holdings I, has the ability to direct the management of Holding I’s business, including the power to direct the decisions of Holdings I regarding the voting and disposition of securities held by VOF, Fund IX, Parallel 2 and Dry Bulk Holdings; therefore, Holdings may be deemed to have indirect beneficial ownership of the Subject Shares.

OCM XL directly holds 12,133,562 shares, representing, together with the shares held by Excel described below, approximately 18.9% of the issued and outstanding Common Shares, and has the sole power to vote and dispose of the shares it directly holds.

Fund GP 2A, in its capacity as the general partner of OCM XL, has the ability to direct the management of OCM XL’s business, including the power to vote and dispose of securities held by OCM XL; therefore, Fund GP 2A may be deemed to beneficially own OCM XL’s Subject Shares.

Fund GP II, in its capacity as the sole shareholder of Oaktree Fund GP 2A, has the ability to direct the management of Fund GP 2A’s business, including the power direct the decisions of Fund GP 2A regarding the voting and disposition of securities held by OCM XL; therefore, Fund GP II may be deemed to have indirect beneficial ownership of OCM XL’s Subject Shares.

Capital II, in its capacity as the general partner of Fund GP II, has the ability to direct the management of Fund GP II’s business, including the power to direct the decisions of Fund GP II regarding the voting and disposition of securities held by OCM XL; therefore, Capital II may be deemed to have indirect beneficial ownership of OCM XL’s Subject Shares.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 30 of 37

FIE, directly holds 8,580 Common Shares, representing less than 0.1% of the issued and outstanding Common Shares, and has the sole power to vote and dispose of such Common Shares.

Management, in its capacity as the sole director of each of VOF GP Ltd., IX Ltd., VIII Ltd. and Fund GP 2A, and managing member of FIE, has the ability to direct the management of VOF GP Ltd., IX Ltd., VIII Ltd. and Fund GP 2A, including the power to direct the decisions of VOF GP Ltd., IX Ltd., VIII Ltd. and Fund GP 2A regarding the voting and dispositions of the securities held by VOF, Parallel 2, Dry Bulk Holdings, OCM XL and FIE, respectively; therefore, Management may be deemed to have indirect beneficial ownership of VOF’s, Parallel 2’s, Dry Bulk Holdings’, OCM XL’s and FIE’s Subject Shares.

Holdings, Inc., in its capacity as the general partner of each Management and Capital II, has the ability to direct the management of Management’s business and Capital II’s business, including the power to direct the decisions of Management and Capital II regarding the voting and disposition of securities held by VOF, Parallel 2, Dry Bulk Holdings and OCM XL; therefore, Holdings, Inc. may be deemed to have indirect beneficial ownership of VOF’s, Parallel 2’s, Dry Bulk Holdings’ and OCM XL’s Subject Shares.

OCG, in its capacity as the sole shareholder of Holdings, Inc., has the ability to appoint and remove directors of Holdings, Inc. and, as such, may indirectly control the decisions of Holdings, Inc. regarding the voting and disposition of securities held by VOF, Parallel 2, Dry Bulk Holdings and OCM XL. Additionally, OCG, in its capacity as the managing member of Holdings, has the ability to direct the management of Holdings’ business, including the power to direct the decisions of Holdings regarding the voting and disposition of securities held by VOF, Fund IX, Parallel 2, Dry Bulk Holdings and OCM XL. Therefore, OCG may be deemed to have indirect beneficial ownership of the Subject Shares.

OCGH GP, in its capacity as the duly appointed manager of OCG, has the ability appoint and remove directors of OCG and, as such, may indirectly control the decisions of OCG regarding the voting and disposition of securities held by VOF, Fund IX, Parallel 2, Dry Bulk Holdings and OCM XL; therefore, OCGH GP may be deemed to have indirect beneficial ownership of the Subject Shares.

(c)

Except for the transaction described herein, there have been no other transactions in the securities of the Issuer effected by any Reporting Person within the last 60 days.

Item 3 is incorporated by reference into this Item 5(c).

(d) and (e)

Not applicable.”

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

On June 26, 2018, the Issuer, Dry Bulk Holdings as selling shareholder, and Morgan Stanley & Co. Inc., as the underwriter (the “Underwriter”), entered into the Underwriting Agreement (the “Underwriting Agreement”) with respect to, among other things, the sale by Dry Bulk Holdings of an aggregate of 5,000,000 Common Shares of the Issuer.  Closing of the sale of the Common Shares sold by Dry Bulk Holdings occurred on June 29, 2018.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 31 of 37

Pursuant to the Underwriting Agreement, Dry Bulk Holdings agreed to enter into a customary lock-up agreement restricting certain dispositions of Common Shares for a duration of 45 days from the date of the Underwriting Agreement, subject to certain exceptions, including, but not limited to, transfers to certain affiliates and being permitted to pledge its Common Shares as collateral or security for foreign exchange swaps and custody agreements.

The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is filed herewith as Exhibit 9 and incorporated herein by reference.

Item 7.	Material to be filed as Exhibits

The following are filed herewith as Exhibits to this Schedule 13D:

Exhibit 1	A written agreement relating to the filing of the joint acquisition statement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (previously filed).

Exhibit 2
Agreement and Plan of Merger, dated as of June 16, 2014, among Star Bulk Carriers Corp., Star Synergy LLC, Star Omas LLC, Oaktree OBC Holdings LLC, Millennia Limited Liability Company and the other parties named therein (previously filed).

Exhibit 3
Shareholders Agreement, dated as of July 11, 2014, by and among Star Bulk Carriers Corp., Oaktree Value Opportunities Fund, L.P., Oaktree Opportunities Fund IX Delaware, L.P., Oaktree Opportunities Fund IX (Parallel 2), L.P. and Oaktree Dry Bulk Holdings LLC (previously filed).

Exhibit 4	Amended and Restated Registration Rights Agreement, dated as of July 11, 2014, by and among Star Bulk Carriers Corp. and the shareholders and their affiliates party thereto (previously filed).

Exhibit 5
Lock Up Agreement, dated as of January 5, 2015, form of which is appended to the Underwriting Agreement, which was filed as an Exhibit 1.1 to Form 6-K filed with the Securities and Exchange Commission by the Issuer on January 14, 2015 and is incorporated herein by reference.

Exhibit 6
Lock Up Agreement, dated as of May 12, 2015, form of which is appended to the Placement Agency Agreement, which was filed as an Exhibit 1.1 to Form 6-K filed with the Securities and Exchange Commission by the Issuer on May 18, 2015 and is incorporated herein by reference.

Exhibit 7
Vessel Purchase Agreement by and among the Company, Excel and Christine Shipco Holdings Corp. dated August 19, 2014, which was filed as an Exhibit 99.1 to Form 6-K filed with the Securities and Exchange Commission by the Issuer on September 3, 2014 and is incorporated herein by reference.

Exhibit 8
Lock Up Agreement, dated as of September 15, 2016, form of which is appended to the Underwriting Agreement, which was filed as an Exhibit 1.1 to Form 6-K filed with the Securities and Exchange Commission by the Issuer on September 20, 2016 and is incorporated herein by reference.

Exhibit 9
Underwriting Agreement, dated as of June 26, 2018, filed as an Exhibit 1.1 to Form 6-K filed with the Securities and Exchange Commission by the Issuer on June 29, 2018 and is incorporated herein by reference.

CUSIP No. Y8162K121	SCHEDULE 13D	Page 32 of 37

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this Amendment No. 10 is true, complete and correct.

Dated as of July 19, 2018

OAKTREE VALUE OPPORTUNITIES FUND, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP, L.P.

By:	Oaktree Value Opportunities Fund GP, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

OAKTREE VALUE OPPORTUNITIES FUND GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

CUSIP No. Y8162K121	SCHEDULE 13D	Page 33 of 37

OAKTREE OPPORTUNITIES FUND IX DELAWARE, L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

OAKTREE FUND GP, LLC

By:	Oaktree Fund GP I, L.P.
Its:	Managing Member

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

OAKTREE OPPORTUNITIES FUND IX (PARALLEL 2), L.P.

By:	Oaktree Opportunities Fund IX GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund IX GP, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

CUSIP No. Y8162K121	SCHEDULE 13D	Page 34 of 37

OAKTREE OPPORTUNITIES FUND IX GP, L.P.

By:	Oaktree Opportunities Fund IX GP, Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

OAKTREE OPPORTUNITIES FUND IX GP, LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

OAKTREE FUND GP I, L.P.

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

OAKTREE CAPITAL I, L.P.

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

OCM HOLDINGS I, LLC

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

OAKTREE HOLDINGS, LLC

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

CUSIP No. Y8162K121	SCHEDULE 13D	Page 35 of 37

OCM XL HOLDINGS L.P.

By:	Oaktree Fund GP 2A Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

OAKTREE FUND GP 2A LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

OAKTREE FUND GP II, L.P.

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

OAKTREE CAPITAL II, L. P.

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

OAKTREE CAPITAL MANAGEMENT, L.P.

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

OAKTREE HOLDINGS, INC.

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

CUSIP No. Y8162K121	SCHEDULE 13D	Page 36 of 37

OAKTREE CAPITAL GROUP, LLC

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

OAKTREE CAPITAL GROUP HOLDINGS GP, LLC

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

OAKTREE DRY BULK HOLDINGS LLC

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory

OAKTREE OPPORTUNITIES FUND VIII, L.P.

By:	Oaktree Opportunities Fund VIII GP, L.P.
Its:	General Partner

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

OAKTREE OPPORTUNITIES FUND VIII GP, L.P.

By:	Oaktree Opportunities Fund VIII GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

CUSIP No. Y8162K121	SCHEDULE 13D	Page 37 of 37

OAKTREE OPPORTUNITIES FUND VIII GP LTD.

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Vice President

OCM FIE, LLC

By:	/s/ Jordan Mikes
Name: Jordan Mikes
Title: Authorized Signatory